Exhibit 10.15

Erratum – The attached third amendment to the First State Bancorporation 2003 Equity Incentive Plan should be the fourth amendment to the plan.

THIRD AMENDMENT TO THE

FIRST STATE BANCORPORATION 2003 EQUITY INCENTIVE PLAN

1. Recitals. Pursuant to its authority under Section 13.1 of the First State Bancorporation 2003 Equity Incentive Plan (the “Plan”), First State Bancorporation wishes to revise certain provisions of the Plan.

2. Amendment of Plan. The following amendment to the Plan is adopted, effective as provided in Paragraph 3 below:

A.	Section 2.2 of the plan is amended in its entirety to read as follows:

“Award” shall mean the grant of Options, Restricted Stock, Stock Appreciation rights (“SARs) or other stock-based grant under the Plan. Unless otherwise specified in the applicable Option Agreement or Restricted Stock Award Agreement, any Award hereunder shall be granted on the date of a quarterly meeting of the Board of Directors.

B.	Subsection 2.13(a) of the Plan is amended in its entirety to read as follows:

(a) Publicly Traded. If the Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value per share shall be deemed to be closing sale price for the Stock or security in the over-the-counter market on the date of Award as reported by the National Association of Securities Dealers Automated Quotation System, or, if the price is not reported thereby, the closing bid on the date of Award, as reported by the National Quotations Bureau.

C.	Section 2.31 of the Plan is amended in its entirety to read as follows:

“SAR” shall mean a stock appreciation right granted pursuant to Section 8 of the Plan.

3. Effective Date. This Third Amendment shall be effective as of March 1, 2007.

4. Terms and Conditions of Plan. Except for the amendment in paragraph 2, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

[Next page is execution page.]

IN WITNESS WHEREOF, First State Bancorporation has caused this Third Amendment to be executed by its duly authorized officer as of the date set forth below.

FIRST STATE BANCORPORATION

By:	/s/ Leonard J. DeLayo, Jr.

Title:	Chairman, First State Bancorporation

Date:	January 23, 2007